Exhibit 4.01

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

Gen Digital Inc. (“Gen Digital,” or “we,” “our,” “us,” or the “Company”) has the following classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, $0.10 par value per share (“common stock”), and our contingent value rights (the “CVRs”).

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our common stock is based upon our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”) and our Amended and Restated Bylaws (“Bylaws”). This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our Certificate of Incorporation, as subsequently amended on July 1, 2005, July 31, 2009 and November 4, 2019, and November 7, 2022 and our Bylaws, as subsequently amended and restated on November 7, 2022 and October 16, 2024, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) more information.

 Authorized Capital Stock
Our authorized capital stock consists of 3,000,000,000 shares of common stock, par value $0.01 per share, 1,000,000 shares of preferred stock, par value $0.01 per share and 1 share of special voting stock, par value $1.00 per share.
Common Stock
Voting Rights
Each holder of our common stock is entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Cumulative voting for the election of directors is not provided for in our Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.
Dividend Rights
Subject to preferences that may apply to shares of our preferred stock outstanding at the time, if any, holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the time and in amounts as may be determined by our board of directors from time to time.
Preemptive Rights
Our common stock is not entitled to preemptive rights.
Conversion or Redemption Rights
Our common stock is not convertible nor redeemable.
Right to Receive Liquidation Distributions
Upon a liquidation, dissolution or winding-up of Gen Digital, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock outstanding at that time after payment of any liquidation preferences on any outstanding preferred stock, if any.
Impact of Preferred Stock
Our board of directors is authorized to establish out of our authorized shares of preferred stock one or more classes or series of preferred stock having the designation, powers, preferences, rights, qualifications, limitations and restrictions, the board of directors may determine.
The issuance of preferred stock may have the effect of delaying or preventing a change in control of us without further action by our stockholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.
Listing
Our common stock is listed on The Nasdaq Global Select Market under the symbol “GEN.”
Transfer Agent and Registrar
The transfer agent for our common stock is Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078.

Exhibit 4.01
Anti-Takeover Provisions
The provisions of the DGCL and our Certificate of Incorporation and Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of us.
We are subject to Section 203 of the DGCL (“Section 203”), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.
In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholder amendment approved by at least a majority of the outstanding voting shares. However, we have not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

Exhibit 4.01
DESCRIPTION OF THE CVRS
CVR Agreement

The rights of CVR holders are governed by and subject to the terms and conditions of the Contingent Value Rights Agreement, dated as of April 17, 2025 (the “CVR Agreement”), by and among Gen Digital and Computershare Inc. and Computershare Trust Company, N.A. (together, the “rights agent”). The following summary describes the material provisions of the CVR Agreement and the CVRs. This summary may not contain all of the information about the CVRs that is important to you. You should refer to the CVR Agreement, which is filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

Characteristics of CVRs

The CVRs are not voting securities of, and do not represent ownership interests in us. The CVR holders are not entitled to any rights of a stockholder or other equity or voting security of us, either at law or in equity, including dividends. Interest will not accrue on any amounts payable on the CVRs to any CVR holder. The rights of the CVR holders are limited to those expressly provided for in the CVR Agreement.

CVR Payment

If the CVR milestone is realized, each CVR holder is entitled to receive $23.00 in common stock per CVR, which is referred to as the CVR payment. The amount of shares each CVR holder is entitled to is based on an assumed share price of $30.48 per share of our common stock, which is referred to as the closing common stock price.
CVR milestone means the earlier of (i) the first date that the average VWAP of our common stock for any 30 consecutive trading days beginning on December 10, 2024 is equal to or greater than $37.50 (subject to certain adjustments), which is referred to as the target price, and (ii) immediately prior to the occurrence of a change of control.
The following terms are defined in the CVR Agreement:
“average VWAP” per share of our common stock over a specified period means the arithmetic average of the VWAPs per share of our common stock for each trading day in such period. The VWAP per share of our common stock over a span of multiple days shall be appropriately adjusted to account for any (i) dividend (other than any regular quarterly dividend not to exceed $0.125 per quarter) or distribution of shares of our common stock on shares of common stock, (ii) subdivision or reclassification of outstanding shares of our common stock into a greater number of shares or (iii) combination or reclassification of outstanding shares of our common stock into a smaller number of shares.
“change of control” means (i) a sale or other disposition of all or substantially all of our assets on a consolidated basis (other than to any subsidiary (direct or indirect) of us), or (b) a merger or consolidation involving us in which our stockholders immediately prior to such transaction own less than 50% of our (or the applicable acquiring, resulting or surviving entity’s) voting power immediately after the transaction.
“trading day” means a day on which trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on the principal U.S. national securities exchange on which our common stock (or such other security) is then listed or, if our common stock is (or such other security is) not then listed on a U.S. national securities exchange, on the principal other market on which our common stock is (or such other security is) then traded; provided that, if our common stock is (or such other security is) not so listed or traded, “trading day” means a business day.
“VWAP” per share of common stock on any trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GEN US <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session, on such trading day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such trading day as determined, using a

Exhibit 4.01
volume-weighted average method by an investment banking firm of nationally recognized standing (not affiliated with us) retained by us for such purpose. “VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
Notice and Payment Date
If the CVR milestone is achieved on any date from December 10, 2024 and prior to April 17, 2027, we will deliver to the rights agent (i) a written notice indicating that the CVR milestone has been achieved and (ii) the CVR payment multiplied by the number of outstanding CVRs in each case, no later than 10 business days following the date on which the CVR milestone is achieved.
The rights agent will promptly (but in any event within two trading days) deliver to each holder of record of the CVRs, via a book-entry position, the number of shares of common stock due to such holders as payment in full of the CVR payment amount.
Register, Transferability and Listing of CVRs
The rights agent maintains a register of the issuance and transfer of CVRs.
The CVRs are freely transferable. Every request made to transfer a CVR by a holder on the register of the rights agent must be in writing and accompanied by a written instrument of transfer. The CVRs may be transferred via a broker unless the transfer is restricted or prohibited under applicable law or Nasdaq rules. As a condition of the transfer of a CVR by a holder on the register of the rights agent, we and the rights agent may require such transferring CVR holder or its transferee to pay any applicable transfer, stamp or other similar tax or governmental charge that is imposed in connection with the registration of any such transfer. A sale or exchange of a CVR would be a taxable transaction.
The CVRs are listed on The Nasdaq Global Select Market under the symbol “GENVR.”
Adjustments
If the CVR milestone has not yet been achieved or has not occurred, in the event of any cash dividend on shares of our common stock (in excess of $0.125 per share of common stock) per quarter or any change in the outstanding shares of our capital stock or capital structure by reason of any stock dividend, stock split or reverse stock split, exchange of shares, recapitalization or reclassification of our capital stock, or any similar change affecting our outstanding shares of capital stock or capital structure, or any merger, consolidation or other business combination involving us, we will make appropriate and equitable adjustments to, without duplication, the target price, the closing common stock price, common stock and the number of shares of common stock applicable to the CVR milestone and the CVR payment, as needed so that the economic interests of the CVR holders are not impacted by such event.
Upon the occurrence of each adjustment or readjustment, we will promptly compute such adjustment or readjustment in accordance with the terms of the CVR Agreement and (i) furnish to the rights agent a certificate setting forth any adjustments made and (ii) cause the rights agent to furnish to each CVR holder a notice setting forth in reasonable detail the event requiring the adjustment and the amount of such adjustment.
No Fractional Shares
No fractional shares of common stock were issued pursuant to the CVR Agreement. In lieu of any fractional shares that would otherwise be issuable, we rounded down to the nearest whole number the number of shares of our common stock to be issued to such holder of CVRs after aggregating all shares of our common stock to which such holder of CVRs would otherwise be entitled.
Equity Security

Exhibit 4.01
The CVR is an equity instrument of Gen Digital and is not secured or guaranteed by us or any of our affiliates. The CVR payment is neither secured nor guaranteed.
Repurchase by Gen Digital and Affiliates
The CVR Agreement does not prohibit us or any of our subsidiaries or affiliates from acquiring the CVRs, whether in open market transactions, private transactions or otherwise.
Amendment of CVR Agreement without Consent of CVR Holders
Without the consent of any CVR holders, we and the rights agent may amend the CVR Agreement for any of the following purposes:

•	to evidence the succession of another person to Gen Digital, and the assumption by any such successor of the covenants of Gen Digital in the CVR Agreement;

•	to add to the covenants of Gen Digital such further covenants, restrictions, conditions or provisions as Gen Digital and the rights agent will consider to be for the protection of the CVR holders, provided that such provisions do not adversely affect the interests of the CVR holders;

•	to cure any ambiguity, to correct or supplement any provision in the CVR Agreement that may be defective or inconsistent with any other provision in the CVR Agreement or to make any other provisions with respect to matters or questions arising under the CVR Agreement, provided that, in each case, such provisions do not adversely affect the interests of the CVR holders;

•	to evidence the succession of another person as a successor rights agent, and the assumption by any such successor of the covenants and obligations of the rights agent in the CVR Agreement;

•	to make any other amendments to the CVR Agreement for the purpose of adding, eliminating or changing any provisions of the CVR Agreement, unless such addition, elimination or change is adverse to the interests of the CVR holders; or

•	if required, to reduce the number of CVRs in the event any CVR holder agrees to renounce such holder’s rights under the CVR Agreement in accordance with the terms thereof.
Amendment of CVR Agreement with Consent of CVR Holders
With the consent of the holders of at least a majority of the outstanding CVRs, we and the rights agent may make other amendments to the CVR Agreement, provided that no such amendment may, without the consent of each CVR holder affected thereby:

•	modify in a manner adverse to the CVR holders (i) any provision contained in the CVR Agreement with respect to the termination of the CVR Agreement or the CVRs or (ii) the time for payment and amount of the CVR payment, or otherwise extend the time for payment of the CVRs or reduce the amounts payable in respect of the CVRs or modify any other payment term or payment date;

•	reduce the number of CVRs, the consent of whose holders is required for any such amendment; or

Exhibit 4.01

•	modify any of the provisions of the CVR Agreement regarding amendments to the CVR Agreement, except to increase the percentage of CVR holders for whom consent or approval is required for an amendment or to provide that certain other provisions of the CVR Agreement cannot be modified or waived without the consent of each CVR holder affected by such modification or waiver.